Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETAPP, INC.

NetApp, Inc., a Delaware corporation (the “Corporation”) hereby certifies as follows:

(1) The name of the Corporation is NetApp, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 1, 2001 under the name Network Appliance, Inc.

(2) This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation’s Certificate of Incorporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(3) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is NetApp, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”), as the same exists or may hereafter be amended.

ARTICLE IV

The name and mailing address of the incorporator is John W. Larson, Esq., Brobeck, Phleger & Harrison LLP, One Market, Spear Street Tower, San Francisco, CA 94105.

ARTICLE V

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Eight Hundred Ninety Million (890,000,000). Eight Hundred Eighty-Five Million (885,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified.

ARTICLE VIII

Section 1. Stockholders of the Corporation shall take action by meetings held pursuant to this Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting, except as provided in Section 2 of this Article VIII. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chief Executive Officer, President, Chairman of the Board or a majority of the members of the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Section 2. (a) Actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders may be effected by the written consent of the stockholders of the Corporation entitled to vote thereon, only if and as provided in this Section 2. The Board of Directors shall determine in good faith whether all applicable requirements set forth in this Section 2 have been satisfied and such determination shall be binding on the Corporation and its stockholders.

(b)(i) No stockholders may act by written consent in lieu of a meeting of stockholders except (A) in accordance with this Section 2(b) (including, without limitation, the requirements set forth herein with respect to submitting a request that the Board of Directors fix a record date for determining the stockholders entitled to take such action) or (B) pursuant to resolutions adopted by the Board of Directors authorizing one or more actions to be taken by the stockholders by written consent. Any written consent to take action in lieu of a meeting of stockholders may be revoked by the stockholder who executed such consent prior to the effectiveness of the stockholder action or actions set forth in such written consent by delivery to the Corporation of a revocation of such consent.

(ii) The record date for determining stockholders entitled to authorize or take corporate action by written consent shall be as fixed by the Board of Directors of the Corporation or as otherwise established under this Section 2. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice addressed to the secretary and delivered to the principal executive offices of the Corporation and signed by one or more stockholder or stockholders that has or have Owned (as defined in Section 3.15(e) of the Bylaws of the Corporation, as may be amended from time to time) as of the date of such written notice, continuously for at least six (6) months, a number of shares of common stock of the Corporation that represents not less than 25% of the outstanding shares of common stock of the Corporation (the “Requisite Percentage”), request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section 2(b)(iii) of this Article VIII. If, before the earlier of the time when the Board of Directors of the Corporation shall have determined the validity of any Request and the time permitted for the Board of Directors of the Corporation to do so pursuant to the immediately following sentence, either the stockholder or stockholders who were signatories to such Request shall cease to Own the Requisite Percentage or any stockholder or stockholders among the signatories to the Request shall have revoked its consent thereto such that the remaining signatories thereto shall not Own the Requisite Percentage, then such Request shall be invalid, null and void without any further action by the Board of Directors of the Corporation. By the later of (A) ten (10) days after delivery of a valid Request and (B) five (5) days after delivery of any information requested by the Corporation pursuant to Section 2(b)(iii), the Board of Directors of the Corporation shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by written consent pursuant to this Section 2 and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by written consent pursuant to this Section 2 or if no such determination shall have been made by the date required by this Section 2, and in either event no record date has been fixed by the Board of Directors, the record date shall be the day on which the first signed written consent is delivered to the Corporation in the manner described in Section 2(b)(vii); except that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(iii) Any Request (A) must be delivered by the holders of record who have Owned the Requisite Percentage continuously for at least six (6) months, as of the date such Request is delivered to the Corporation (with evidence of such ownership attached), who shall not revoke such request; (B) must describe the action proposed to be authorized or taken by the written consent; and (C) must contain (x) such other information and representations, to the extent applicable, then required by Section 2.12 of the Bylaws of the Corporation as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors or of other business to be brought before a meeting of stockholders and (y) the text of the proposal (including the text of any resolutions to be adopted by written consent and the language of any proposed amendment to the Bylaws of the Corporation). The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by written consent shall update the information provided in the Request as required by the Bylaws of the Corporation with respect to information provided concerning nominations for elections to the Board or other business at meetings of stockholders.

(iv) Stockholders are not entitled to authorize or take action by written consent if (A) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (B) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than twelve (12) months before the Request is delivered; (C) a Similar Item was presented at an annual or special meeting of stockholders held not more than ninety (90) days before the Request is delivered (and, for purposes of this clause (C), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); (D) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within ninety (90) days of the receipt by the Corporation of the Request (and, for purposes of this clause (D), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), or (E) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act, or other applicable law.

(v) Stockholders may authorize or take action by written consent only if such written consents are solicited from all holders of common stock of the Corporation.

(vi) Every written consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the written consent, and no written consent shall be effective to take or authorize the taking of the action referred to therein unless, within sixty (60) days of the earliest dated written consent delivered in the manner required by this Section 2(b)(vi), written consents signed by a sufficient number of stockholders to authorize or take such action are so delivered to the Corporation.

(vii) Every written consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation no earlier than sixty (60) days after the delivery of a valid Request. Written consents must be delivered to the Corporation’s principal place of business and must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the secretary at the principal executive offices of the Corporation. The secretary of the Corporation, or such other officer of the Corporation as the Board of Directors of the Corporation may designate (“Other Officer”), shall provide for the safe-keeping of such written consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all written consents and any related revocations and of the validity of the action to be authorized or taken by written consent as the secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consents have given consent; provided, however, that if the action to which the written consents relate is the removal or replacement of one or more members of the Board of Directors, the secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such written consents and such Inspectors shall discharge the functions of the secretary of the Corporation or Other Officer, as the case may be, under this Section 2. If after such investigation the secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the written consents, that fact shall be certified on the records of the Corporation and the written consents shall be filed in such records. In conducting the investigation required by this Section 2, the secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the advice of such counsel or advisors.

(viii) No action may be authorized or taken by the stockholders by written consent except in accordance with this Section 2. If the Board of Directors of the Corporation shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to this Section 2, or any stockholder seeking to authorize or take such action does not otherwise comply with this Section 2, then the Board of Directors of the Corporation shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No written consent shall be effective until such date as the secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall certify to the Corporation that the written consents delivered to the Corporation in accordance with Section 2(b)(vii) represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereat were present and voted, in accordance with Delaware law and the Bylaws of the Corporation.

(ix) Nothing contained in this Section 2 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any written consent or related revocations, whether before or after such certification by the secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(x) Notwithstanding anything to the contrary set forth above, (A) none of the foregoing provisions of this Section 2 shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (B) the Board of Directors shall be entitled to solicit stockholder action by written consent in any manner permitted by applicable law.

ARTICLE IX

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty or loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article IX shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation ) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article IX shall be broadened to the fullest extent permitted by the GCL, as so amended. No amendment to or repeal of this Article IX shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment or repeal.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, VIII, IX and X of this Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least a majority of the outstanding voting stock of the Corporation entitled to vote at an election of directors.

IN WITNESS WHEREOF, the undersigned has executed this certificate on September 10, 2021.

/s/ Matthew K. Fawcett
Matthew K. Fawcett Executive Vice President, Chief Strategy and Legal Officer, and Corporate Secretary